Exhibit 99.3

FINAL FOR RELEASE

Contact:
Chad Holmes	Jamie Bernard
Chief Financial Officer	Senior Associate
Charles River Associates	Sharon Merrill Associates, Inc.
312-377-2322	617-542-5300

CHARLES RIVER ASSOCIATES (CRA) DECLARES REGULAR QUARTERLY DIVIDEND

BOSTON, May 4, 2017 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share to be paid on June 16, 2017 to shareholders of record of CRA’s common stock as of the close of business on May 29, 2017. The Company expects to continue paying quarterly dividends, the declaration, timing and amounts of which remain subject to the discretion of CRA’s Board of Directors.

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.

SAFE HARBOR STATEMENT

Statements in this press release concerning our expectations regarding the payment of future quarterly dividends are “forward-looking” statements as defined in Section 21 of the Exchange Act. These statements are based upon our current expectations and various underlying assumptions. Although we believe there is a reasonable basis for these statements and assumptions, and these statements are expressed in good faith, these statements are subject to a number of additional factors and uncertainties. Factors that could affect the determination as to whether we declare cash dividends in any future quarter include, but are not limited to, the loss of key employee consultants or non-employee experts; their failure to generate engagements for us; our inability to attract, hire or retain qualified consultants, or to integrate and utilize existing consultants and personnel; the unpredictable nature and risk of litigation-related projects; dependence on the growth of our management consulting practice; the change in demand for our services; the potential loss of clients; changes in the law that affect our practice areas; global economic conditions including less stable political and economic environments; civil disturbances or other catastrophic events that reduce business activity; foreign exchange rate fluctuations; intense competition; our attributable annual cost savings; changes in our effective tax rate; integration and generation of existing and new clients; unanticipated expenses and liabilities; risks associated with acquisitions (past, present, and future); risks inherent in international operations; integration and management of new and existing offices; the ability of clients to terminate engagements with us on short notice; our ability to collect on forgivable loans should any become due; general economic conditions; and professional and other legal liability. Further information on these and other potential factors that could affect our future business, operating results, and financial condition is included in our periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” We cannot guarantee any future results, levels of activity, performance, or achievement. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.